Exhibit 8

LIST OF SUBSIDIARIES

Below is a list of our subsidiaries and their jurisdiction of incorporation as of December 31, 2006.

Subsidiary	Country of Incorporation
Closed Joint Stock Company “Sakhalin Telecom Mobile”	Russia
Closed Joint Stock Company “Karachaevo-Cherkessk Telesot”	Russia
Closed Joint Stock Company “Kabardino-Balkarskiy GSM”	Russia
Closed Joint Stock Company “Impuls KB”	Russia
Closed Joint Stock Company “MSS-Start”	Russia
Closed Joint Stock Company “RTI Service-Svyaz”	Russia
Limited Liability Company “Dominanta”	Russia
Limited Liability Company “KaR-Tel”	Kazakhstan
Limited Liability Company “Tacom”	Tajikistan
Closed Joint Stock Company “Ukrainian Radio Systems”	Ukraine
Limited Liability Company “Unitel”	Uzbekistan
Limited Liability Company “Mobitel”	Georgia
Closed Joint Stock Company “Armenia Telephone Company”	Armenia
VimpelCom Finance B.V.	Netherlands
VC ESOP N.V.	Netherlands
Silkway Holding B.V.	Netherlands
Limnotex Developments Limited	Cyprus
Crisden Holdings Limited	Cyprus
Cellcroft Holdings Limited	Cyprus
Cradel Investments Limited	Cyprus
Wintop Management Limited	Cyprus
Crayola Properties Limited	Cyprus
VimpelCom (BVI) Ltd.	British Virgin Islands
Watertrail Industries Ltd. (BVI)	British Virgin Islands
Freevale Enterprises, Inc. (BVI)	British Virgin Islands